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                                                                   EXHIBIT 10.13

                                 LEASE AGREEMENT

      THIS LEASE AGREEMENT made on November 2, 1979, by and between Oxbridge Square Limited Partnership, a Virginia Limited Partnership, (hereinafter called "Landlord"), party of the first part, and

                           UKROP'S SUPERMARKETS, INC.

(hereinafter called "Tenant"), party of the second part.

                                   WITNESSETH:

      That in consideration of the rents and covenants herein set forth, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the premises containing approximately 32,742 square feet, as shown, outlined in red, on a drawing identified by the parties as "Schedule A", a copy of which is attached hereto and made a part hereof, and located in the shopping center known as Oxbridge Square Shopping Center located and lying in the County of Chesterfield, Virginia.

Premises and Improvements

      Section 1. There have been signed by the parties and identified as "Schedule B", Outline Specifications describing the following:

      1. Improvements to be provided and installed by Landlord at its expense.

      2.    Improvements to be provided and installed by Tenant at its expense.

      3. Dollar allowances, if any, to be credited to Tenant by Landlord against the cost of improvements selected by Tenant and to be provided and installed by either Landlord or Tenant at Tenant's expense.

Common Facilities

      Section 2. In addition to the leased premises, Tenant shall have the right of non-exclusive use, in common with others, of, (a) automobile parking areas, driveways and footways, and of (b) such loading facilities and other facilities as may be constructed and designated, from time to time, by Landlord, all to be subject to the terms and conditions of this Lease Agreement, and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord shall have the right to make changes or revisions in the site plan in accordance with recommendations of its architects and so as to provide additional leasing area.

Title Subordination

      Section 3. Landlord hereby warrants that Landlord and no other person or corporation has the right to lease the premises hereby demised. Tenant shall have peaceful and quiet use and possession of the leased premises without hindrance on the part of Landlord, and Landlord shall warrant and defend Tenant in such peaceful and quiet use and possession against the claims of all persons claiming by, through or under Landlord. Tenant's rights under this Lease Agreement may, however, be subordinate to the operation and effect of any mortgage, deed of trust or other security instrument now or hereafter placed upon the Center, or any part or parts thereof, by Landlord; and Tenant hereby agrees, upon request of Landlord, to execute subordination agreements to that effect, provided the beneficiary under the deed of trust or mortgage agrees to recognize the rights of the Tenant under this Lease in event of a foreclosure, provided the Tenant is not in default.

Term

      Section 4. The term of this Lease shall commence on the earlier to occur of (a) the first date on which the leased premises are ready for occupancy by Tenant (as hereinafter defined), or (b) the opening by Tenant of its business in the leased premises; and shall be for a period of twenty-five (25) years plus the part of a month, if any, from the date of the commencement of the term to the first day of the first full calendar month in the term. Each of the parties hereto agrees, upon demand of the other, to execute a declaration in recordable form expressing the commencement and termination dated of the term as soon as the commencement date has

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been determined. Tenant, at its option, may extend the term of this lease for two (2) separate and additional periods of five (5) years each on the same terms and conditions except that minimum rentals and percentage rentals payable under Sections 7 and 8 of this Agreement shall be the same as those payable during years 11 through 25, and by notice to the Landlord at least ninety (90) days before the expiration of the term or option term then in effect.

Termination

      Section 5. This Lease and the tenancy hereby created shall cease and determine at the end of the original term hereof, or any extension or renewal thereof, without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of premises from a tenant holding over to the same extent as if statutory notice had been given. For the period of six (6) months prior to the expiration of the original term of this Lease or any renewal or extension thereof, Landlord shall have the right to display on the exterior of the premises, (but not in any window or doorway thereof) the customary sign "For Rent", and during such period Landlord may show the premises and all parts thereof to prospective tenants between the hours of 9:00 A.M. and 5:00 P.M. on any day except Sunday and except any legal holiday on which Tenant shall not be open for business.

Improvements by Landlord

      Section 6. Prior to commencement of the term Landlord agrees to provide, at its expense, improvements to the leased premises substantially in accordance with the general description of the improvements to be provided by Landlord as set forth in "Schedule B" hereto. The leased premises will be considered as ready for occupancy by Tenant on the first date of which:

            (a) The Landlord shall have substantially completed all work to be per formed by it in accordance with "Schedule B", as evidenced by certificate of Landlord's architect to that, effect, or

            (b) Tenant shall have opened its business in the leased premises.

Rentals Payable

      Section 7. Tenant covenants and agrees to pay Landlord c/o Dumbarton Properties, Incorporated, 7113 Staples Mill Road, P.0. Box 29881, Richmond, Virginia 23229, or at such place as may be designated by the Landlord, at the following rates:

            (a) A minimum rental at the rate of:

                  One hundred fifty-six thousand, four hundred twenty-five and no/100 ---------------------------------------------------- Dollars
      ($156,425.00) per annum during years one (1) through three (3),

                  One hundred seventy-seven thousand, two hundred eighty-one and no/100------------------------------------------------------ Dollars
      ($177,281.00) per annum during years four (4) through six (6),

                  Two hundred eight thousand, five hundred sixty-seven and no/100 ----------------------------------------------------------
      Dollars ($208,567.00) per annum during years seven (7) through ten (10), and

                  Two hundred twenty-five thousand, two hundred fifty-three and no/100 ----------------------------------------------------- Dollars
      ($225,253.00) per annum during years eleven (11) through twenty-five (25), plus

            (b) a percentage rental equal to one percent (1%) of gross annual sales, as hereinafter defined, in excess of:

                  Twelve million, five hundred fourteen thousand and no/100 ---------------------------------------- Dollars ($12,514,000.00) during years one (1) through three(3),

                  Fourteen million, one hundred eighty-two thousand, four hundred eighty and no/100 ----------------------- Dollars ($14,182,480.00)
      during years four (4) through six (6), and

                  Sixteen million, six hundred eighty-five thousand, three hundred sixty and no/100 --------------------- Dollars ($16,685,360.00)
      during years seven (7) through ten (10), and

                  Eighteen million, twenty thousand, two hundred forty and no/100 ------------------------------------- Dollars ($18,020,240) during years eleven (11) through twenty-five (25).

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Minimum Rentals

      Section 8. The minimum rental shall be payable without demand, in advance on the first day of each full calendar month during the term, in equal monthly installments of:

      Thirteen thousand, thirty-five and 42/100 ---------- Dollars ($13,035.42) during years one (1) through three (3),

      Fourteen thousand, seven hundred seventy-three and 42/100 ---------------- --------------------------------- Dollars ($14,773.42) during years four (4)
through six (6),

      Seventeen thousand, three hundred eighty and 58/100 ---------------------- ---------------------------------------- Dollars ($17,380.58) during years seven
(7) through ten (10), and

      Eighteen thousand, seven hundred seventy-one and 08/100 ------------------ -------------------------------------------- Dollars ($18,771.08) during years eleven (11) through twenty-five (25),

the first such payment to include also any prorated minimum rental for the period from the date of the commencement of the term to the first day of the first full calendar month in the term.

Percentage Rentals

      Section 9. The percentage rental shall be determined and payable annually on or before the twentieth day following the close of each full calendar year period of the term, based on gross sales for such period. The first payment of percentage rental due hereunder shall include a percentage of gross sales from the date of the commencement of the term to the first day of the first full calendar month in the term. As soon as practicable after the end of each rental year, the percentage rental paid or payable for such rental year shall be adjusted between Landlord and Tenant, each party hereby agreeing to make such adjustment and to pay to the other, on demand, such amount as may be necessary to effect adjustment to the agreed percentage rental.

"Rental Year" Defined

      Section 10. The first "rental year" shall commence on the first day of the term and shall end at the close of the twelfth full calendar month of the term; thereafter the rental year shall consist of periods of twelve full calendar months or, at the end of the term, the portion of such twelve full calendar months included in the term.

"Gross Sales" Defined

      Section 11. For the purpose of this Agreement, the term "gross sales" shall mean the actual sales prices of all goods, wares, and merchandise sold, and the actual charges for all services performed by Tenant or by any sub-tenant, licensee or consessionaire, in, at or from the leased premises, whether for cash, on credit, or otherwise, without reserve or deduction for inability or failure to collect, including, but not limited to such sales and services (i) where the orders therefor originate in, at or from the leased premises, whether delivery or performance is made from the leased premises or from some other place, (ii) pursuant to mail, telephone, telegraph or other similar orders received at the leased premises, (iii) by means of mechanical and other vending devices in the leased premises, (iv) as a result of transactions originating in, at or from the leased premises, or (v) which Tenant or any sub-tenant, licensee, or consessionaire, in the normal and customary course of its business, would credit or attribute to its operation at the leased premises or any part thereof.

      The following shall be excluded from gross sales, namely: (i) any exchange of merchandise between stores of Tenant where such exchange is made solely for the convenient operation of the Tenant's business and not for the purpose of consummating a sale made in, at or from the leased premises, (ii) returns to shippers or manufacturers, (iii) cash or credit refunds to customers on transactions otherwise included in gross sales, (iv) sales of fixtures, machinery and equipment after use thereof in the conduct of Tenant's business in the leased premises, (v) amounts collected and paid out by Tenant for any sales, excise or similar tax imposed by any duly constituted governmental authority, and (vi) the amount of any discount on sales to employees.

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Tenant's Records

      Section 12. For the purpose of permitting verification by Landlord of any amounts due as rentals, Tenant will keep and preserve for at least two years, at an office of the Tenant in Richmond, Virginia, original or duplicate books and records which shall disclose all information required to determine gross sales, as above defined, the disposition of cash receipts and entries of credit sales, and such other information relating to or in support of the items comprising gross sales as may be reasonably required by the Landlord. Landlord, its employees and accountants shall have the right, during business hours, to inspect such books and records and to make any examination or audit thereof which Landlord may desire. If such audit shall disclose a liability for rent three per centum (3%) or more in excess of the rentals theretofore paid by Tenant for such period, Tenant shall promptly pay to Landlord the cost of said audit in addition to the deficiency in rental, which deficiency shall be payable in any event.

      Tenant further covenants and agrees (a) that not later than the twentieth
(20) day after the close of each calendar month of the term and any renewal thereof, it will deliver to Landlord a written statement signed by Tenant or by an authorized officer of Tenant, showing the gross sales, as above defined, made in the preceding calendar month, and (b) that not later than the due date for each payment of percentage rental during the term and any renewal thereof, it will deliver to Landlord a written statement signed by Tenant or by an authorized officer of Tenant, showing the gross sales, as above defined, made in the preceding percentage rental period, and (c) that not later than sixty (60) days after the close of each rental year, and after the termination of the lease or any renewal thereof, it will deliver to Landlord a certificate of an independent certified public accountant showing the amount of gross sales, specifically stated to be as above defined, of the preceding rental year.

Additional Rental

      Section 13. Tenant will promptly pay all rentals herein prescribed when and as the same shall become due and payable. If Landlord shall pay any moneys, or incur any expenses in correction of violation of covenants herein set forth, the amounts so paid or incurred shall, at Landlord's option, and on notice to Tenant, be considered additional rentals payable by Tenant with the first installment of rental thereafter to become due and payable, and may be collected or enforced as by law provided in respect of rentals.

Payments at office of Landlord's Agent

      Section 14. All rentals payable and all statements deliverable by Tenant to Landlord under this Agreement shall be paid and delivered to Dumbarton Properties, Incorporated, Agents for the Landlord, at the office of said Agent, 7113 Staples Mill Road, P.0. Box 29881, Richmond, Virginia 23229, or to such other party or address as Landlord may direct by written notice.

Real Estate Taxes

      Section 15. The Landlord will pay annually all real property taxes which may be levied or assessed by any lawful authority against the land and improvements in the Shopping Center. The Tenant shall pay to Landlord as a reimbursement, that portion of such real property taxes equal to the product obtained by multiplying such taxes by a fraction, the numerator of which shall be the gross floor area of the demised premises, and the denominator of which shall be the total gross floor area of the Shopping Center, exclusive of common areas. The additional rent provided for in this Section 15 shall be paid within twenty (20) days after demand therefor by the Landlord. A tax bill submitted by the Landlord to the Tenant shall be sufficient evidence of the amount of taxes assessed or levied against the parcel or real property to which such bill related. Proper proration shall be made as to commencement and termination dates of this Lease.

Not a Joint Venture

      Section 16. Any intention to create a joint venture or partnership relation between the parties hereto is hereby expressly disclaimed, it being understood and agreed that the provisions of this Agreement in regard to the payment by Tenant and the acceptance by Landlord of a percentage of the gross sales of Tenant and others is a reservation of rent for the use of the leased premises.

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Security Deposit

      Section 17. None.

Landlord's Improvements


      Section 18. Landlord will as promptly as practicable, let contracts for construction of a building or buildings in the Center providing a gross area of not less than 113,000 square feet, including all work which Landlord has agreed to do in, on and about the leased premises as specified in "Schedule B" hereto. All Landlord's work, as herein provided, shall be done at the sole cost and expense of Landlord. Although Landlord reserves the right to make additions to, subtractions from, or rearrangements of the building areas indicated on "Schedule A", it is distinctly understood that any such changes or rearrangements shall not reduce the total gross building area below that required by this Section 18. The above 113,000 square feet of construction in the Center will be erected and available for occupancy within twelve (12) months after Tenant's occupancy of the space herein leased.

Driveway and Parking Areas

      Section 19. Landlord's work as defined in "Schedule B" includes the construction at Landlord's expense of hard surface parking areas with adequate drainage and lighting facilities, including footways and necessary access roads within the Center. Landlord agrees that there will be provided during the term, as a part of the Landlord's work, parking spaces for not less than approximately 550 passenger automobiles.

Tenant's Improvements

      Section 20. On or before the commencement of the term, Tenant will substantially complete all fixturing and other work which Tenant has agreed to do in, on and about the leased premises as specified in "Schedule B" hereto. Tenant shall obtain the prior written approval of Landlord's architect to all plans and specifications for work which will affect the exterior appearance of the leased premises or any structural, mechanical or electrical component of the building in which the leased premises are located. All Tenant's work, as herein provided, shall be done at the sole cost and expense of Tenant, subject to allowances, if any, to be provided by Landlord to Tenant under "Schedule B".

Unavoidable Delays

      Section 21. The obligations of the Landlord and of Tenant, respectively, under Sections 18, 19, and 20 hereof, are subject to unavoidable delays due to labor disputes, acts of God or the public enemy, governmental regulations or controls, fire or other casualties or other conditions or causes beyond the reasonable control of the parties.

Store Fixtures

      Section 22. All trade fixtures and apparatus installed by Tenant in the leased premises except such as may be the property of Landlord as a result of Landlord having provided Tenant with allowances under "Schedule B" for the installation of any such fixtures or apparatus, shall remain the property of the Tenant and shall be removable from time to time and also at the expiration of the term of this lease or any renewal or extension thereof, or other termination thereof, provided Tenant shall not at such times be in default under any covenant or agreement contained in this Agreement and shall repair any damage to leased premises caused by such removal; otherwise Landlord shall have a lien on said fixtures or apparatus as security against loss and damage resulting from defaults by Tenant.

Use of Premises

      Section 23. The leased premises shall be used by Tenant solely for the purpose of conducting therein the business of a grocery store.

Prompt Occupancy and Use

      Section 24. (a) Tenant will occupy the leased premises promptly upon commencement of the term, and thereafter will continuously conduct in the leased premises the business as above stated. Tenant will not use, or permit or suffer the use of, the leased premises for any other business or for residential purposes, and will conduct business on the premises only in its own name unless and until the use of some other name is approved in writing by Landlord.

                  (b) Tenant will cause said business to be conducted and operated in good faith and such manner as shall assure the transaction of a maximum volume of business in and at the leased premises, and Tenant shall cause its store to remain open until at least 9 o'clock P.M. six days each week. This obligation of Tenant to cause its store to remain open until at least 9 o'clock P.M. six days each week may be reduced so that Tenant will be

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Operation by Tenant

      Section 25. Tenant will keep the inside and outside of all glass in the doors and windows of the leased premises clean; will keep all exterior surfaces clean; will replace promptly at its own expense with glass of like kind and quality any plate glass or window glass of the leased premises which may become cracked or broken, unless by fire; will maintain the premises at its own expense in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests; will not permit undue accumulations of garbage, trash, rubbish and other refuse, but will remove the same at its own expense; will not use or permit the use of any apparatus or musical instruments for sound reproduction or transmission in such manner that the sounds so reproduced, transmitted or produced shall be audible beyond the interior of the leased premises; will keep all mechanical apparatus free of vibration and noise which may be transmitted beyond the confines of the premises; will not cause or permit objectionable odors to emanate or be dispelled from the premises; will comply with all laws and ordinances and all valid rules and regulations of governmental authorities, and all recommendations of the Virginia Fire Insurance Rating Bureau, with respect to the use of occupancy of the premises by Tenant; will not receive or ship articles of any kind except through the facilities provided for that purpose by Landlord; will light the show windows of the premises and exterior signs each night of the year to the extent which shall be required by the Landlord until 10 o'clock P.M.; and will conduct its business in the premises in all respects in a dignified manner and in accordance with high standards of store operation.

Exterior Repairs

      Section 26. Landlord will keep the exterior of the premises, except any doors, windows and glass, in repair, provided that Tenant shall give Landlord written notice of the necessity for such repairs, and provided that the damage thereto shall not have been caused by negligence of Tenant, in which event Tenant shall be responsible therefor, Landlord shall be under no liability for repair, maintenance, alteration or any other action with reference to the leased premises or any part thereof, or any plumbing, heating, electrical, air conditioning or other mechanical installation therein, except as may be expressly set out in this Agreement. Landlord agrees to repaint any exterior painted surfaces at least every three years.

Interior Repairs

      Section 27. Tenant will keep the interior of the premises, together with all electrical, plumbing, and other mechanical installations therein in good order and repair at its own expense; and will surrender the leased premises at the expiration of the term or at such other time as it may vacate the premises in as good condition as when received, excepting depreciation caused by ordinary wear and tear and damage by fire, unavoidable accident or act of God. Tenant will not overload the electrical wiring serving the premises or within the premises, and will install at its own expense, but only after obtaining Landlord's written approval, any additional electrical wiring which may be required in connection with Tenant's apparatus. It is understood and agreed in the last five (5) years of this Lease or any renewal thereof, Landlord agrees that should the heating or air conditioning equipment be certified by an engineer to be impractical to repair, the Landlord will then replace such equipment at Landlord's expense.

Damage to Premises

      Section 28. Tenant will repair promptly at its own expense any damage to the leased premises caused by bringing into the premises any property for Tenant's use, or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused, unless caused by Landlord, its agents, employees, or contractors; and in default of such repairs by Tenant, Landlord may make the same and Tenant agrees to pay the cost thereof to Landlord promptly upon Landlord's demand therefor.

Alterations by Tenant

      Section 29. Tenant will not alter the store front of the leased premises by and will not make any structural alteration to the premises or any part thereof without first obtaining Landlord's written approval of such alteration; and Tenant agrees that any improvements made by it shall immediately become the property of the Landlord and shall remain upon the premises in the absence of agreement to the contrary. Tenant further will not, except for the installation of fixtures and other work to be performed by it under "Schedule B" hereof, cut or drill into or secure any fixture, apparatus or equipment of any kind to any part of the premises without first obtaining Landlord's written consent.

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Signs and Advertising

      Section 30. Tenant will not place or suffer to be placed or maintained on the exterior of the premises any sign, advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the leased premises without first obtaining Landlord's written approval thereof; and Tenant further agrees to maintain such sign, decoration, lettering, advertising matter or other thing as may be approved in good condition and repair at all times. It is understood and agreed that Tenant may place on the exterior of the premises a sign using the word "UKROPS" similar in design to the present Ukrops sign on the Ukrop's store at Bermuda Square and Dumbarton Square, letters on said sign to be not over 48 inches in height unless permission is given by the Landlord, and located on the building in a place to be determined by the Tenant.

Painting and Decorating

      Section 31. Tenant will not paint or decorate any part of the exterior of the leased premises, or any part of the interior of the premises which shall be visible from the exterior thereof, without first obtaining Landlord's written approval of such painting or decoration.

Displays by Tenant

      Section 32. Tenant will install and maintain at all times, subject to the other provisions of this paragraph, displays of merchandise in the show windows (if any) of the leased premises; and Tenant further agrees that all articles and the arrangement, style, color and general appearance thereof, in the interior of the premises which shall be visible from the exterior thereof, including, but not limited to, window displays, advertising matter, signs, merchandise and store fixtures, shall be maintained in the premises subject to the approval of the Landlord with respect to whether the same are in keeping with the character and standards of the Center.

Roof and Walls

      Section 33. Landlord shall have the exclusive right to use all or any part of the roof of the premises for any purpose; to erect additional stories or other structures over all or any part of the leased premises; and to erect in connection with the construction thereof temporary scaffolds and other aids to construction on the exterior of the premises, provided that access to the premises shall not be denied. Tenant further agrees that Landlord may take any use it desires of the side or rear walls of the premises, provided that there shall be no encroachment upon the interior of the leased premises.

Common Facilities

      Section 34. Landlord grants to Tenant during the term the right of non exclusive use, in common with others, of all automobile parking areas within the Center for the accommodation and parking of passenger automobiles of Tenant's customers.

      All parking areas, access roads and facilities which may be furnished by Landlord in or near the Center, including employee parking areas, the truck way or ways, loading docks, package pick-up stations, pedestrian sidewalks, malls, courts, and ramps, landscaped areas, retaining walls, first-aid station, comfort stations, lighting facilities, auditorium, public telephone facilities and other areas and improvements which may be provided by Landlord for the general use, in common, of tenants, their officers, agents, employees, and customers, shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to all facilities and areas mentioned in this section. Landlord shall construct, maintain and operate lighting facilities on all said areas and improvements and shall have the right to police the same. Landlord shall have the right from time to time to change the area, location and arrangement of parking areas and other facilities referred to in this Section 34, to change truck routes to such extent as the Landlord may desire, provided that the leased premises are adequately served by the new route; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to construct surface or elevated parking areas and facilities; to establish and from time to time change the level of parking surfaces; to close all or any portion of said areas or facilities to such extent as may, in the opinion of the Landlord's counsel, be legally sufficient to prevent a dedication thereof of the accrual of any rights to any person or to the public therein; to close temporarily all or any portion of the parking areas or facilities; to discourage non-customer parking; and to do and perform such other acts in and to said areas and improvements as, in the use of good business judgment, the

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Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees and customers. Tenant agrees that it will cause its officers, agents and employees to park their automobiles only in such areas as Landlord may from time to time designate as employee parking areas.

      Tenant and its employees shall not park cars in parking space provided for customers on property of which demised premises are a part or in alleys or service courts serving buildings or stores except in areas which may be designated by Landlord for tenant parking. Where there is a rear entrance, all loading and unloading of goods shall be made at the rear entrance. Tenant agrees that upon written notice 'from Landlord it will, within five days, furnish Landlord with the state automobile license numbers assigned to its cars and the cars of all its employees. If Tenant or its employees shall park their cars in space provided for customer parking, Tenant shall pay additional rent to the Landlord at the rate of $10.00 per day per car.

      It is understood that the Landlord proposes to construct the Center in various stages and some of the common facilities outlined above will not be constructed until the later stage, and further, that construction of later stages may necessitate the rearrangement and alteration of some or all of the facilities referred to in this Section 34. Landlord, therefore, reserves the right in its sole discretion from time to time to change, rearrange, alter or modify any or all of the facilities designed for the common use and convenience of all tenants so long as adequate facilities in common are made available to the Tenant herein.

Expense of Common Facilities

      Section 35. Landlord will, at its expense (subject to the reimbursement provisions hereinafter set forth), operate and maintain the common facilities referred to in Section 34. In each rental year Tenant will pay to Landlord such proportion of Landlord's operating costs as the gross floor area of the premises leased hereby bears to the total gross floor area of all stores in the Center.

      For the purpose of this Section 35, the "Landlord's Outside Operating Costs" in connection with the common facilities outside of the shopping center buildings shall be those of operating and maintaining the common facilities in a manner deemed reasonable and appropriate and for the best interests of the tenants in the Center, including without limitation, all costs and expense of operating, repairing, lighting, cleaning, painting, striping, insuring, removing of snow, ice, debris, maintaining landscaped areas, policing and inspecting.

      The charges to Tenant under this Section 35 shall be computed on a basis of twelve (12) consecutive calendar months commencing and ending on such dates as may be designated by Landlord and shall be paid by Tenant in monthly installments on the first day of each calendar month in an amount estimated and billed by Landlord. Initially, the monthly payments shall be $682.13.

Merchants Association

      Section 36. Not applicable.

Public Liability Insurance

      Section 37. Tenant will keep in force at its own expense so long as this Lease remains in effect, public liability insurance with respect to the leased premises in companies and in form acceptable to Landlord, covering Tenant, Landlord, and Landlord's agents, with minimum limits of Five hundred thousand dollars ($500,000.00) on account of bodily injuries to or death of one person, One million dollars ($1,000,000.00) on account of bodily injuries to or death of more than one person as the result of any one accident or disaster; and property damage insurance with minimum limits of One hundred thousand dollars ($100,000.00); and Tenant will further deposit the policy or policies of such insurance or certificates thereof, with Landlord. If Tenant shall not comply with its covenants made in this Section 37, Landlord may, at its option, cause insurance as aforesaid to be issued, and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord's demand.

Indemnity by Tenant

      Section 38. Tenant will indemnify Landlord and Landlord's agents and save them harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of the occupancy or use by Tenant of the leased premises or any part thereof or any other part of the Landlord's property, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, or employees.

Fire Insurance

      Section 39. Tenant will not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the leased premises which will contravene Landlord's policies insuring against loss or damage by fire or other hazards (including, but not limited to, public liability) or which will prevent Landlord from procuring such policies in companies acceptable to Landlord provided Tenant is first given adequate notice of the requirements of such policies. If anything done, omitted to be done or suffered to be. done by Tenant, or kept or suffered by Tenant to be kept, in, upon or about the premises shall cause the rate of fire or other insurance on the leased premises or other property of the Landlord in companies acceptable to Landlord to be increased beyond the minimum rate from time to time applicable to the premises for use for the purposes permitted under this Agreement or to such other property for the use or uses made thereof, Tenant will pay the amount of such increase promptly upon Landlord's demand. Neither Landlord nor anyone claiming under it shall have any right of subrogation against Tenant in event of a fire, explosion or other casualty, provided Landlord can obtain fire and extended insurance eliminating all subrogation rights without increase of premium to Landlord. If such insurance can be obtained only with an increase of premium, Landlord will communicate this information to Tenant and Tenant will have the option of paying the additional premium or not, in order to eliminate subrogation rights.

      The Landlord will pay annually all insurance premiums for his policies insuring against loss or damage by fire and other hazards, including but not limited to public liability, on the buildings and common areas. The Tenant shall pay to Landlord, as a pro rata share reimbursement, that portion of such insurance premiums equal to the product obtained by multiplying such premiums by a fraction, the numerator of which shall be the gross floor area of the demised premises and the denominator of which shall be the total gross floor area of the Shopping Center included in said policies. The additional rent provided for in this paragraph 38 shall be paid within 20 days after demand therefor by Landlord. Landlord's records relating to said insurance premium increases shall be made available at Landlord's office upon Tenant's request for verification, within 20 days after Landlord has advised Tenant of said increased premiums.

Fire or Other Casualty

      Section 40. If the leased premises shall be damaged by fire, the elements, unavoidable accident or other casualty, but are not thereby rendered untenantable in whole or in part, Landlord shall promptly at its own expense cause such damage to be repaired, and the rent shall not be abated; if by reason of such occurrence, the premises shall be rendered untenantable only in part, Landlord shall promptly at its own expense cause the damage to be repaired, and the minimum rent meanwhile shall be abated proportionately as to the portion of the premises rendered untenantable; if by reason of such occurrence the premises shall be rendered wholly untenantable, Landlord shall promptly at its own expense cause such damage to be repaired, and the minimum annual rent meanwhile shall be abated in whole, unless within sixty (60) days after said occurrence Landlord shall give Tenant written notice that it has elected not to reconstruct the destroyed premises, in which event this Lease and the tenancy hereby created shall cease as of the date of said occurrence, the minimum rental and the percentage rental to be adjusted as of such date. Landlord's election not to reconstruct the destroyed premises, shall not be exercised within the first ten
(10) years of this Lease, and Landlord covenants that should the leased premises be damaged by fire or any other casualty so as to render them untenantable during the first ten (10) years of this Lease, he will repair or reconstruct said premises, said repairs to be completed within six months from the date of said fire or casualty.

Condemnation

      Section 41. If the whole or any part of the leased premises shall be taken under the power of eminent domain, then this Lease shall terminate as to the part so taken on the day when Tenant is required to yield possession thereof, and Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition; and the minimum rental shall be reduced proportionately as to the portion of the leased premises so taken. If the amount of the leased premises so taken is such as to impair substantially the usefulness of the leased premises for the purposes for which the same are hereby leased, then either party shall have the option to terminate this Lease as of the date when Tenant is required to yield possession. All compensation awarded for such taking of the fee and the leasehold shall belong to and be the property of the Landlord; provided, however, that the Landlord shall not be entitled to any portion of the award made to the Tenant for loss of business and for the cost of removal of stock and fixtures.

Inspections by Landlord

      Section 42. Tenant will permit Landlord, its agents, employees, and contractors to enter the leased premises and all parts thereof during business hours to inspect the same and to enforce or carry out any provision of this Agreement.

Short Lease Recording

      Section 43. Landlord agrees that at Tenant's request, it will execute, acknowledge and deliver a short form of lease to the end that the same may be recorded among the Land Records of , Recording and probating charges or any other costs in connection therewith shall be paid by Tenant.

No Assignments or Subletting

      Section 44. Tenant will not assign this Lease in whole or in part, nor sublet all or part of the premises, nor license concessions or leased departments therein, without the written consent of Landlord first obtained. Consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law, or any assignment or subletting to a parent or subsidiary corporation of the Tenant.

Bankruptcy, Etc. of Tenant

      Section 45. If any sale of Tenant's interest in the premises created by this Agreement shall be made under execution or similar legal process, or if Tenant shall be adjudicated a bankrupt or insolvent, and such adjudication is not vacated within thirty (30) days, or if a receiver or trustee shall be appointed for its business or property, and such appointment shall not be vacated within thirty (30) days, or if a corporate reorganization of the Tenant or an arrangement with its creditors shall be approved by a court under the Federal Bankruptcy Act, or if Tenant shall make an assignment for the benefit of creditors, or if in any other manner Tenant's interest under this Agreement shall pass to another by operation of law, then, in any of said events, Tenant shall be deemed to have breached a material covenant of this Lease and Landlord may, at its option, re-enter the premises and declare this Lease and the tenancy hereby created terminated, but notwithstanding such termination Tenant shall remain liable for all rent or damages which may be due at the time of such termination and, further, shall be liable for the liquidated damages set forth in paragraph B of Section 47 of this Lease.

Performance by Tenant

      Section 46. Tenant covenants and agrees that it will perform all agreements herein expressed on its part to be performed, and that it will promptly upon receipt of written notice specifying action desired by Landlord in connection with any such covenant commence to comply with such notice; and further, that if Tenant shall not commence and proceed diligently to comply with such notice to the satisfaction of Landlord within fifteen (15) days after delivery thereof, then Landlord may, at its option enter upon the premises and do the things specified in said notice, and Landlord shall have no liability to Tenant for any loss or damage resulting in any way from such action by Landlord, and Tenant agrees to pay promptly upon demand any expense incurred by Landlord in taking such action.

Remedies of Landlord

      Section 47. A. If Tenant shall violate any covenant including the covenant to pay rent, made by it in this Agreement and shall fail to comply or commence compliance with said covenant within fifteen (15) days after being sent written notice of such violation by Landlord, Landlord may, at its option, reenter the premises and declare this Lease and the tenancy hereby created terminated; and Landlord, shall be entitled to all the provisions of the laws of the State of Virginia respecting summary ejectment and the recovery of lands and tenements held over by Tenant.

                  B. Tenant further agrees that notwithstanding reentry and termination pursuant to Section 45 or Paragraph A of this Section 47 of this Lease, Tenant shall remain liable for any rent or damages which may be due or sustained prior thereto, all reasonable costs, professional fees and expenses incurred by Landlord in leasing the premises to another tenant, and Tenant shall further be liable for a sum of money, as liquidated damages and not as penalty, to be calculated in the following manner: Tenant shall pay an amount of money equal to the total rent which but for such termination would have become payable during the unexpired portion of the term remaining at the time of such termination, less the amount of rent, if any, which Landlord may receive during such period from others to whom the premises may be rented on such terms and conditions and at such rentals as Landlord, in its sole discretion, shall deem proper. If such termination shall take place after the expiration of two or more rental years of this Lease, then the percentage rental payable (pursuant to Sections 7 and 11), if any, in each rental year after such termination shall be conclusively presumed to be equal to the average percentage rental payable during such expired lease, then the percentage rental payable (pursuant to Sections 7 and 11), if any, in each rental year after such termination shall be conclusively presumed to be equal to twelve (12) times the average monthly payment of percentage rental which would have been paid prior to such termination had Section 9 of this Lease required monthly payments of percentage rental, based upon gross sales during each such month. Such liquidated damages shall be payable in monthly installments, in advance, on the first day of each calendar month following such termination, and continuing until the date originally fixed herein for the expiration of the then current term of this Lease and any suit or action brought to collect the amount of any deficiency for any month shall not in any manner prejudice the right of Landlord to collect any deficiency for any subsequent month by a similar proceeding. Within one month after the date originally fixed herein for the expiration of the then current term of this Lease, Landlord shall give a written statement to Tenant showing all sums received by Landlord by way of liquidated damages and all sums received from others to whom the premises may have been rented. In the event it appears that Tenant has paid a greater sum of money than is due, as determined by the terms of this Paragraph B of this Section 47, then, and in such event, Landlord will promptly refund to Tenant any such excess.

Remedies Cumulative

      Section 48. No mention in this Lease of any specific right or remedy shall preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled either at law or in equity; and the failure of Landlord to insist in any one or more instances upon a strict performance of any covenant of this Agreement or to exercise any option or right herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, right, or option, but the same shall remain in full force and effect unless the contrary is expressed in writing by Landlord.

Water, Gas and Electricity

      Section 49. The Tenant covenants that it will promptly pay all utility bills, including but not limited to, water (which may include sewer charge), gas and electricity as the same shall become due. If Landlord shall pay any monies or incur any expenses in correction of violation of Tenant's covenants herein set forth, the amounts so paid or incurred shall, at Landlord's option, and on notice to Tenant, be considered additional rentals payable by Tenant with the first installment of rental thereafter to become due and payable and may be collected or enforced as by law provided in respect of rentals.

Successor and Assigns

      Section 50. This Agreement and the covenants and conditions herein contained, shall enure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall enure to the benefit of Tenant and only such assigns of Tenant to whom the assignment by Tenant has been consented to by Landlord.

Heating, Ventilatint and Air Conditioning

      Section 51. Landlord will provide and install within the leased premises such equipment as will assure adequate heating, ventilating and air conditioning for the leased premises.

      Tenant, at its sole cost and expense, shall operate, maintain and repair the heating, ventilating and air conditioning equipment hereinabove referred to, including the making of all necessary replacements thereto throughout the term of this Lease and any renewal thereof. Tenant shall pay for all fuel, water, gas and electricity consumed in such operation.

Notices

      Section 52. All notices from Tenant to Landlord required or permitted by any provision of this Agreement shall be directed to Landlord c/o Dumbarton Properties, Incorporated, P. O. Box 29881, 7113 Staples Mill Road, Richmond, Virginia 23229. All notices from Landlord to Tenant so required or permitted shall be directed as follows, namely:

                  Mr. James E. Ukrop, President
                  Ukrop's Supermarkets, Inc.
                  4715 Walmsley Boulevard
                  Richmond, Virginia 23234

      Either party may, at any time or from time to time, designate in writing a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address.

Virginia Law

      Section 53. This Lease Agreement shall be construed under the laws of the State of Virginia.

Captions and Headings

      Section 54. The captions and headings throughout this Lease are for convenience and reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Lease nor in any way affect this Lease.

Joint and Several Liability

      Section 55. In the event that two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease Agreement as Tenant, the liability of each such individual, corporation, partnership, or other business association to pay rent and perform all other obligations hereunder shall be deemed to be joint and several. In like manner, in the event that the Tenant named in this Lease Agreement shall be a partnership or other business association the members of which are, by virtue of statute or general law, subject to personal liability then, and in that event, the liability of each such member shall be deemed to be joint and several.

      IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement under their respective seals as of the day and year first above written.

                                        UKROP'S SUPER MARKETS, INC.

ATTEST:

/s/ Jacquelin L. Ukrop                  By: /s/ James E. Ukrop
--------------------------                 -----------------------------
             Secretary                      James E. Ukrop, President

ATTEST:                                 OXBRIDGE SQUARE LIMITED PARTNERSHIP

WITNESS:

__________________________              By: /s/ James N. Plotkin
                                           -----------------------------
                                            James N. Plotkin, General Partner

                                        By: /s/ Ronald M. Plotkin
                                           -----------------------------
                                            Ronald M. Plotkin, General Partner

                            ACKNOWLEDGEMENT OF TENANT

CITY OF RICHMOND  )
                  ) to-wit:
STATE OF VIRGINIA )

      I, Joseph N. Melton, Jr., a Notary Public in and for the City aforesaid, in the State of Virginia, do certify that James E. Ukrop, President of Ukrop's Supermarkets, Inc., the Tenant in the foregoing Agreement, whose name is signed to the foregoing Agreement, bearing the date on the 2 day of November 1979, has acknowledged his signature before me in my City and State aforesaid and has certified that the lease was duly executed pursuant to authority by the Tenants Board of Directors.

      Given under my hand and seal this 2 day of November, 1979.

      My commission expires: April 29, 1981

                                              /s/ Joseph N. Melton, Jr.
                                        -------------------------------------
                                                   Notary Public

                           ACKNOWLEDGEMENT OF LANDLORD

CITY OF RICHMOND  )
                  ) to wit:
STATE OF VIRGINIA )

      I, Donna H. Bruner, a Notary Public in and for the City aforesaid, in the State of Virginia, do certify that James N. Plotkin and Ronald M. Plotkin, General Partners of Oxbridge Square Limited Partnership, a limited partnership, the Landlord in the foregoing Agreement, whose names are signed to the foregoing Agreement, bearing the date on the 2nd day of November, 1979, have acknowledged their signatures before me in my City and State aforesaid and have certified that the said Agreement was signed and sealed by them on behalf of the said partnership pursuant to authority given by all partners.

      Given under my hand and seal this 7th day of November, 1973.

      My commission expires June 14, 1981

                                               /s/ Donna H. Bruner
                                             -------------------------
                                                   Notary Public

                                  SCHEDULE "B"

      Tenant agrees that all garbage and refuse shall be kept in sanitary containers designed to hold compacted refuse and placed outside the premises for collection in the manner and at the times and places specified by the Landlord. Tenant shall pay the cost of removal of tenant's refuse or rubbish.

      Landlord agrees to the following:

      (1) Paved parking area for Supermarket to be furnished with spaces ten
(10) feet wide and marked with double lines. Number to be determined by agreement between Lessor and Lessee.

      (2) Provide lighting in parking area so that a minimum of two foot candles is maintained throughout the whole area.

      (3) Landscape and maintain grass plots in shopping center and along entrances and exits.

      (4) Provide an appropriately marked parcel pickup lane parallel to store front.

      (5) Maintain and repair exterior of the store building except for sign erected by Lessee.

      (6) Provide tenant with all utility connections which shall be underground.

      The following items, #7 through #38, are intended as guidelines which may have been revised. The plans and specifications prepared by Brundage-Kroskin & Associates, architects, dated June 19, 1979, shall be considered part of this Schedule "B". If any questions about items #7 through #38 should arise, it is understood that the plans and specifications prepared by, Brundage-Kroskin & Associates and dated June 29, 1979, shall control and prevail:

      (7) Three phase electrical service in amount of 20% more than initial requirements.

      (8) Four heated and air conditioned toilets in store, equipped in similar manner as the Dumbarton Square store.

      (9) Adequate heating and air conditioning for store, including use of still coils in meat preparation room. Ducts to be installed for return air to air handling units the same as the Dumbarton Square store.

      (10) Ceilings and roof to be properly insulated.

      (11) Hot water heating units (electric) and also high low drinking fountains in sales area and regular water fountain in stock room. Heating units to have two hundred fifty gallons total capacity.

      (12) The plumbing and electrical connections of all refrigeration and processing equipment normally used in a food store including a NCR 255 system with generator.

      (13) Electrical power to compressor room and trough and the connecting of the compressors. (Location of panel box subject to the approval of tenant.)

      (14) Enough electrical receptacles carrying voltage of 110 and 220 as are needed by tenant.

      (15) Plumbing traps as are needed by tenant.

      (16) Recessed lights are to be used over meat cases on four foot centers (similar to tenant's Dumbarton Square store).

      (17) The compressor room to be of adequate size and to have a block and tackle hoist as necessary.

      (18) Two compartment steel sinks (as at Dumbarton Square store) are to be located in the meat, delicatessen, and produce departments and hand sinks in the delicatessen and meat departments.

Schedule "B" continued.

      (19) The store is to be painted in accordance with the Tenant's choice of colors and office is to be installed inside of the store in similar manner as Tenant's Dumbarton Square store. Also, provision shall be made for storage room under office.

      (20) The store is to be partitioned in accordance with tenant's wishes, plan to be attached.

      (21) The meat room and delicatessen department will have ceiling, traps, electrical receptacles (including three phase current) as needed with ceramic tile walls.

      (22) Fire doors with automatic panic hardware as required.

      (23) Water lines shall be run to produce cases and there shall be a cold water outlet at the front and hot and cold water outlets at the rear of the store. Also, there shall be an electrical outlet on the front of the store.

      (24) Automatic doors shall be furnished and installed by Landlord (brand to be approved by Tenant). Tenant to maintain said doors during the term of this lease.

      (25) Exterior lights shall be provided over each rear exit door and shall be placed on an automatic switch.

      (26) Electrical service should be brought to front of store and connected to the sign supplied by the tenant.

      (27) Floor preparation and insulation shall be provided for freezers.

      (28) Trenches for refrigeration lines and electrical conduits are to be dug and covered.

      (29) The rear doors shall be steel, equipped with bar on each.

      (30) Louvers and exhaust fan in compressor room shall be furnished and installed.

      (31) The floor of selling area is to be vinyl asbestos tile, color to be selected by tenant.

      (32) The backroom shall be supplied with adequate heating and lighting and shall be painted as requested by the tenant.

      (33) All interior and exterior doors and their frames are to be metal.

      (34) A concrete pad for tenant's compactor as shown on tenant's floor plan will be furnished.

      (35) A concrete pad will be furnished the width of the rear loading dock. The pad shall extend 60 feet on each side.

      (36) Lessee will furnish the owners architect a fixture floor plan, a complete electrical floor plan, fixture plumbing plan, and a mechanical plan.

      (37) A sprinkler system similar to the one at the Bermuda Square store and as approved by the insurance rating bureau will be provided by the Landlord.

      (38) No sign other than shopping center sign erected by Landlord shall be erected or permitted on Route 360 or Route 654.

Land Use Analysis

unit          tenant               area
----          ------               ----
  1                                1,014
  2                                1,014
  3                                  675
  4     CLEANERS                     675
  5                                  675
  6                                  675
  7                                  675
  8                                  675
  9                                  760
 10     ICE CREAM                  1,200
 11     A.B.C. STORE               3,400
 12     DRUG FAIR                 16,120
 14                                2,080
 15     RICHMOND FEDERAL SSL       1,500
 16                                1,300
 17                                1,625
 18     COMMUNITY ROOM
 19                                1,137
 20     FLORIST                    1,100
 21                                1,400
 22                                1,500
 23                                1,500
 24                                2,000
 25                                2,000
 26                                2,625
 27                                2,625
 28                                2,000
 29                                2,000
 30                                2,400
 31                                2,400
 32     UKROP'S                   32,742
 33                                2,000
 34                                1,600
 35                                1,600
 36     AUDIO                      2,000
 37     TRUE VALUE HOME CENTER    15,000
GROSS LEASABLE AREA              113,692
PARKING FOR SHOPPING CENTER          572

          5 SPACES / 1,000 SF LEASABLE AREA

                    [OXBRIDGE SQUARE SHOPPING CENTER LEASING PLAN]

Oxbridge Square Shopping Center              Leasing Plan
Chesterfield County, Virginia

[DUMBARTON PROPERTIES LOGO]          Note: Subject To Change

7113 Staples Mill Road - P.O. Box 29881 - Richmond, Virginia 23229 - (804) 266 - 4969

                          LEASE MODIFICATION AGREEMENT.

THIS LEASE MODIFICATION AGREEMENT is made this 9th day of March, 1981, by and between OXBRIDGE SQUARE LIMITED PARTNERSHIP, hereinafter referred to as Landlord and UKROP'S SUPERMARKETS, INCORPORATED, a Virginia corporation, hereinafter referred to as Tenant;

                              W I T N E S S E T H:

THAT, WHEREAS, by Shopping Center Lease dated November 2, 1979, hereinafter referred to as "said lease", Landlord leased to Tenant a portion of certain real property situated in the,County of Chesterfield, Virginia; said property being more particularly described in said lease and on which Landlord has constructed the OXBRIDGE SQUARE SHOPPING CENTER; and

WHEREAS, Landlord and Tenant mutually, agree that the graduated rent payment schedule set forth Originally, is to be eliminated and that rent payments are to be based on level amounts, for the remaining 290 months of the lease term beginning April 1, 1981, and

WHEREAS, Landlord and Tenant mutually agree that the difference between the old monthly rental rates and the new monthly rental rates which accrued, between June 3,1980, and March 31, 1981, shall be paid along with the monthly rental in equal monthly payments for the 290 months remaining in the lease term from April 1, 1981, through June 30, 2005, and

WHEREAS, the parties hereto now desire to modify said lease as hereinafter provided,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree to and with each other as follows:

FIRST: Section 7. Effective April 1, 1981, the Rentals Payable clause in the lease, on page -2- is hereby deleted and replaced by the following new Section
7. which shall read as follows:

       Section 7. Tenant covenants and agrees to pay Landlord, c/o Dumbarton Properties, Incorporated, 7113 Staples Mill Road, P.O. Box 9462, Richmond, Virginia 23228, or at such place as may be designated by Landlord, at the following rates:

      (a)   A minimum annual rental at the rate of:

            Two Hundred Ten Thousand, Four Hundred One & 16/100 Dollars ($210,401.16)

            for the remaining twenty-four and two-twelfths (24 2/12ths) years of the lease term, plus,

      (b) An annual percentage rental equal to one per cent (1%) of gross annual sales, as hereinafter defined, in excess of:

            Sixteen Million, Eight Hundred Thirty-Two Thousand. Ninety-Two & 80/100 Dollars
            ($16,832,092.80)

            for the remaining twenty-four and two-twelfths (24 2/12ths) years of the lease term.

            For clarification, the gross sales "breakpoint" was calculated as follows:

            $210,401.16 divided by 1.25% = $16,832,092,80

SECOND: Effective April 1, 1981, Section 8., Minimum Monthly Rentals is hereby deleted, and replaced by the following new Section 8., which shall read as follows :

            Section 8. Beginning with the April 1, 1981 payment, instead of the graduated payments originally stipulated, the minimum monthly rental shall be payable without demand, in advance on the first day of each full calendar month during the remaining 290 months of the lease term, in equal monthly installments of:

            Seventeen Thousand, Five Hundred Thirty-Three & 43/100 Dollars ($17,533,43).

For clarification, the amount of the new monthly payments was calculated as follows :

Total Rent due under new lease terms            $5,215,181.00
Less:  Rent paid through March, 1981              (129,485.06)
                                                -------------
       Balance remaining to be paid             $5,084,695.43

            Number of months remaining in lease term is 290.

            $5,084,695.43 divided by 290 = new monthly rent = $17,533.43

THIRD: That except as herein modified, all of the terms and conditions of said Shopping Center Lease dated November 2, 1979, shall remain in full force and effect.

FOURTH: That each and all of the covenants, terms, agreements, and obligations of this Lease Modification Agreement shall extend to and bind and inure to the benefit of the heirs, personal representatives, successors and/or assigns of the Landlord and to the successors and/or assigns of the Tenant; that herein the singular number includes the plural and the masculine gender includes the feminine and the neuter.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                     Landlord: OXBRIDGE SQUARE LTD. PARTNERSHIP

                                               By /s/ Ronald M. Plotkin
                                                  -----------------------------
                                                  General Partner

                                               By /s/ James N. Plotkin
                                                  -----------------------------
                                                  General Partner

                                     Tenant:   UKROP'S SUPERMARKETS, INC.
Corporate Seal

                                               By /s/ James E. Ukrop
                                                  -----------------------------
                                                  President

                                               By /s/ Jacquelin L. Ukrop
                                                  -----------------------------
                                                  Secretary

                                               (Tenant)

STATE OF VIRGINIA,

STATE OF VIRGINIA AT LARGE, to-wit:

      I, the undersigned, a Notary Public in and for the jurisdiction aforesaid, do hereby certify that James E. Ukrop and Jacquelin L. Ukrop whose names as President and Secretary, respectively, of Ukrop's Super Markets, Inc., are signed to the foregoing Lease Agreement dated as of March 9, 1981, have each acknowledged the same before me in my jurisdiction aforesaid.

      Given under my hand this 21st day May, 1981.

      My commission expires April 16, 1985.

                                             /s/ Joseph N. Melton, Jr.
                                       ---------------------------------------
                                                   Notary Public

                                               (Landlord)

STATE OF VIRGINIA,

CITY OF RICHMOND, to-wit:

      I, the undersigned, a Notary Public in and for the jurisdiction aforesaid, do hereby certify that Ronald M. Plotkin & James N. Plotkin, whose names as General Partners of Oxbridge Square Limited Partnership are signed to the foregoing Lease Agreement dated as of March 9, 1981, has acknowledged the same before me in my jurisdiction aforesaid.

      Given under my hand this 26th day of May, 1981.

      My commission expires February 20, 1983.

                                                       /s/ Lynn Christopher
                                                   -----------------------------
                                                           Notary Public

                            LEASE AMENDMENT AGREEMENT

THIS LEASE AMENDMENT AGREEMENT is made this 15th day of October, 1981, by and between Oxbridge Square Limited Partnership, hereinafter referred to as Landlord, and Ukrop's Supermarkets, Inc., hereinafter referred to as Tenant;

                              W I T N E S S E T H :

THAT, WHEREAS, by Shopping Center Lease dated November 2, 1979, hereinafter referred to as "said lease", Landlord leased to Tenant a portion of certain real property situated in the County of Chesterfield, Virginia; said property being more particularly described in said lease and on which Landlord has constructed the Oxbridge Square Shopping Center, and

WHEREAS, the parties hereto now desire to amend said lease as hereinafter provided,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree to and with each other as follows:.

FIRST: The commencement date of said lease is June 3, 1980; the termination date of said lease' is June 30, 2005.

SECOND:  Section 56 shall be added to the lease as follows, on page 12:

            Section 56. Mortgagee Protection Clause. Lessee agrees to give any Mortgage and/or Trust Deed Holders, by Registered Mail, a copy of any Notice of Default served upon the Lessor, provided that prior to such notice Lessee has been notified, in writing, (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagees and/or Trust Deed Holders. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the Mortgagees and/or Trust Deed Holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any Mortgagee and/or Trust Deed Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

THIRD: The last sentence of Section 40, which reads as follows, "Landlord's election not to reconstruct the destroyed premises, shall not be exercised within the first ten (10) years of this lease, and Landlord covenants that should the leased premises be damaged by fire or any other casualty so as to render them untenantable during the first ten
         (10) years of this lease, he will repair or reconstruct said premises, said repairs to be completed within six months from the date of said fire or casualty." is thereby deleted.

FOURTH: Section 41. Condemnation, shall be amended by the addition of the following sentence which says at the end of said section: "anything herein to the contrary notwithstanding, if less than twenty-five percent (25%) of the leased premises shall be taken under the power of eminent domain, then this lease shall terminate as to the part so taken, and the Landlord shall make such repairs and alterations as may be necessary in order to restore the part not taken to useful condition; and the minimum rental shall be reduced proportionately as to the portion of the leased premises so taken. If the amount of the leased premises taken is such as to impair substantially the usefulness of the leased premises for the purposes for which the same are leased, then either party shall have the option to terminate this lease."

FIFTH: Section 24. Prompt Occupancy and Use, on page five, of said lease shall be amended as follows:

            Sub-paragraph (b) of Section 24 shall have the following language at the end of the word "be", which is the last word in the second sentence of sub-paragraph (b), and at the bottom of page five, "required to remain open until 9:00 o'clock P.M. fewer specifically designated, nights each week (or subsequent to such reduction, may be increased or reduced, without limitation on the number of such increases or reductions) upon resolution to that effect approved by a majority of the members of the Merchants Association at any regular or special meeting of the Association. The foregoing provisions are intended to establish minimum store hours; Tenant may remain open for such periods of time as it may desire in addition to the established minimum store hours.

            Sub-paragraph (c) shall be added to Section 24 as follows:

                    it is understood and agreed that the provisions of
               sub-paragraph (b) shall not be applicable to premises leased to a bank, similar service type operations or other operations as may be designated by Landlord, and tenants leasing premises so designated shall not be entitled to vote for control of store hours as contemplated by sub-paragraph (b) nor shall they be calculated in arriving at a majority of the members of the Merchants Association for the purposes of sub-paragraph (b).

            Sub-paragraph (d) shall be added as follows:

               (d) Tenant will not permit, allow, or cause any public or private auction sales to be conducted on or from the leased. premises, and will not use or permit any use of the leased premises except in a manner consistent with the general high standards of merchandising in the Center.

SIXTH: That except as herein modified, all of the terms and conditions of said lease shall remain in full force and effect.

SEVENTH: That each and all of the covenants, terms, agreements, and obligations of this Lease Amendment Agreement shall extend to and bind and inure to the benefit of the heirs, personal representatives, successors and/or assigns of the Landlord and to the successors and/or assigns of the Tenant; that herein the singular number includes the plural and the masculine gender includes the feminine and the neuter.

                       THIRD LEASE MODIFICATION AGREEMENT

THIS LEASE MODIFICATION AGREEMENT, made in Henrico County, Virginia, this 28th day of December, 1987, by and between OXBRIDGE SQUARE LIMITED PARTNERSHIP, (hereinafter referred to as "Landlord"), and

            UKROP'S SUPER MARKETS, INC., (hereinafter referred to as "Tenant"),

                              W I T N E S S E T H :

WHEREAS, by Shopping Center Lease dated November 2, 1979, by and between Landlord and Tenant, as modified by LEASE MODIFICATION AGREEMENT dated the 9th day of March, 1981, and as amended by LEASE AMENDMENT AGREEMENT dated the 15th day of October, 1981, and otherwise hereinafter referred to as "said lease", which phrase shall include such lease, all modifications, and all amendments thereto, Landlord leased to Tenant a portion of certain real property being more particularly described in said lease and on which Landlord has constructed the Oxbridge Square Shopping Center; and

WHEREAS, to effect the construction of an addition of approximately 1,770 sq. ft. (hereinafter referred to as the "Building Addition"), and the annexation of an adjoining space of approximately 2,400 sq. ft. (hereinafter referred to as the "Annexed Space"), the parties hereto now desire to modify said lease as hereinafter provided;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, the parties hereto do hereby covenant and agree to and with each other as follows:

      1. Adjustment in Gross Leasable Area (GLA)

            A. The GLA ("gross leasable area") as set forth in Exhibit "A" of the lease, and stipulated in the first paragraph of the first page of said lease, as being 32,742 square feet, shall be increased by the sum of the gross Leasable square foot area of the Building Addition as well as the gross leasable square foot area of the Annexed Space as well as any newly created areas considered as gross leasable area created in the renovation, addition, annexation process. All calculations of monies due under the lease based on Tenant's gross leasable area, e.g., real estate taxes, insurance, CAM, Merchant's Association dues, (if any), etc., shall be computed based on the newly adjusted building GLA. This adjustment shall reflect the addition of the 2,400 square foot Annexed Space upon the Effective Date Of this LEASE MODIFICATION AGREEMENT, as hereinafter defined, and shall reflect the addition of the 1,770 square foot Building Addition, on the date it is opened to customers, or November 1, 1988, whichever date occurs first.

            B. The total adjusted GLA anticipated after incorporation of both the 2,400 square foot Annexed Space and the 1,770 square foot Building Addition is anticipated to be

              32,742   existing GLA
               2,400   annexed store space
               1,770   addition to be built

Total new GLA 36,912 = square feet. (New total GLA to be adjusted promptly to reflect any actual changes that might be made during or prior to construction.)

      2. Effective Date of Lease Modifications and Term

            The date on which this LEASE MODIFICATION AGREEMENT shall become effective (hereinafter referred to as the "Effective Date"), shall be the date on which it has been fully executed, or November 1, 1987, whichever occurs first.

            The commencement date of the provisions governing the Building Addition shall be the date it is opened to customers, or November 1, 1988, whichever occurs first.

            The commencement date of the provisions governing the Annexed Space shall be the Effective Date of this LEASE MODIFICATION AGREEMENT, except as indicated in provisions 3 B (i). and 3 B (ii) below.

            The termination dates of the lease terms of the 2,400 square foot Annexed Space and the 1,770 square foot Building Addition shall match the time periods remaining on the present lease, both with respect to initial term and option periods.

      3. Rental Adjustments

            A. Building Addition

                  (i). For the first five (5) year period following the Effective Date of this LEASE MODIFICATION AGREEMENT, no minimum annual rental shall be paid on the 1,770 square foot Building Addition. However, Tenant shall pay to Landlord as additional rent, along with the other minimum monthly rentals due in said lease, such real estate taxes, insurance, and common area maintenance as defined in said lease, on an estimated pro-rata share basis, incorporating the square foot area of the Building Addition as indicated in Provision 1. above, for the duration of the term of said lease.

                  (ii). At the end of the first five (5) year period following the Effective Date of this LEASE MODIFICATION AGREEMENT, if the cumulative total of percentage rents saved by Tenant under Paragraph 3. C. below (See 3.C.(ii) below - Col. (E) of illustration) has not equaled the total structural costs of the 1,770 square foot Building Addition and the structural costs of incorporating the Annexed Space, up to the $70,000 maximum, Landlord shall have the option to reimburse Tenant the balance of said structural costs, up to the $70,000 maximum, not saved through the special temporary adjustment in percentage rents, and Tenant would then pay Landlord additional minimum annual rental equal to the product obtained by multiplying the total amount so reimbursed by a figure equal to one percent (1%) plus the Landlord's permanent loan rate constant (the scheduled annual repayment divided by the outstanding loan balance) for the year then in effect, paid in equal monthly installments, for the balance of the initial lease term and option periods.

                  (iii). If such option is exercised by Landlord, the percentage rental breakpoint payable in Section 7.(b) of said lease shall be adjusted upwards by an amount equal to the quotient obtained by dividing the additional rent payable as stipulated above, by 1.25%.

                  (iv). If Landlord does not exercise the option in subparagraph
(ii). above, Tenant shall continue to lease the Building Addition without paying any minimum annual rental on said building addition, for the balance of the initial term of said lease, and option periods. However, additional rentals, consisting of real estate taxes, insurance, and common area maintenance, as defined in said lease, shall be paid as indicated in 3.A.(i). above, whether Landlord exercises its option or not.

      B. Annexed Space

            (i). Upon the date the Annexed Space is open to the public, or November 1, 1988, whichever date shall first occur, total Minimum Annual Rentals payable as set forth in Section 7 of said lease, as adjusted in the LEASE MODIFICATION AGREEMENT dated March 9, 1981, shall be increased by twenty-four thousand and 00/100 dollars ($24,000.00), which increase represents a minimum annual rate for the Annexed space, equal, to $10.00 per square foot.

            (ii). Upon the date the Annexed Space is open to the public, or November 1, 1988, whichever date shall first occur, Minimum Monthly Rentals as stipulated in Section 8 of said lease as modified in the March 9, 1981 LEASE MODIFICATION AGREEMENT, shall be increased by one-twelfth (1/12th) of the increase in the minimum annual rent in subparagraph 3. B. (i). above, that is, 1/12 x ($24,000.00) = $2,000.00 per month. The new monthly payment will be $17,533.43 (the old Minimum Monthly Rental) plus $2,000.00, for a new total Minimum Monthly Rental of $19,533.43.

            (iii). Upon the Effective Date of this LEASE MODIFICATION AGREEMENT, Tenant shall be responsible for and pay the costs of all utilities on the annexed space.

            (iv). Upon the Effective Date of this LEASE MODIFICATION AGREEMENT, real estate taxes, insurance, and common area maintenance, as defined in said lease, shall be payable by Tenant as additional rent to the Landlord, for the 2,400 sq. ft. Annexed Space, along with and in addition to the minimum monthly rental, in monthly estimates as follows:

Real Estate Taxes:               $ 88.00
                                 -------
Insurance:                       $ 32.00
                                 -------
CAM:                             $ 60.00
                                 -------
    Total:                       $180.00
                                 -------

These estimates shall be adjusted by Landlord from time to time, to reflect actual and projected costs, with adjustment for over or under payments made at the end of each tax year, based on actual costs.

            (v). At the end of the first five (5) year period following the Effective Date of this LEASE MODIFICATION AGREEMENT, if the percentage rents Payable to Landlord (see Column (C) in Paragraph 3.C. below), pursuant to the temporary modification in the percentage rent computation in 3.C.(ii) below, i.e., the actual amount payable at fifty percent (50%) of the percentage rents otherwise payable under Section 7.(b) of said Lease, have not been at least thirty-six thousand and 00/100 dollars ($36,000,00), Landlord shall have the right to increase the minimum annual rental rate on the 2,400 square foot annexed space to an amount equal to thirteen and 00/100 dollars ($13.00) per square foot for the succeeding five (5) years. Thereafter, at the end of the second and each succeeding five (5) year period, and upon the commencement of any option periods, Landlord shall have the option to increase the annual rentals on said 2,400 square foot Annexed Space in accordance with the Consumer Price Index, as follows:

      The minimum annual rental shall be increased by a percentage equal to the cumulative percentage increase in the appropriate U. S. Department of Labor Consumer Price Index (Urban Consumers, All Cities Average) (or its equivalent) from the first day of the first year of the preceding five (5) year period, until the first day of the succeeding five (5) year period. For example, if the minimum annual rental during the second five (5) year period was $31,200.00, and the cumulative increase in the appropriate CPI during the second five (5) year period was twenty-five percent (25%), then the minimum annual rental for the next five (5) year period would be $31,200.00 multiplied by 1.25, that is, $39,000.00.

      C. Special Adjustments in Percentage Rent

            (i). For the duration of the term of said lease and any renewals and extensions thereof, all gross sales generated in the Annexed Space and the Building Addition shall be reported and included along with the sales from the originally demised premises for the purpose of computing and paying percentage rents, pursuant to Section 7(b) of said lease, as well as all other sections dealing with payment of percentage rents and reporting of gross sales, including, but not by way of limitation, Sections 9, 10, 11, 12, and 13.

            (ii). Payment of any percentage rents payable pursuant to said lease, specifically as stipulated in Section 7.(b), as modified in the March 9, 1981 LEASE MODIFICATION AGREEMENT, shall be temporarily modified as follows:

      Tenant shall be obligated to pay only one-half (50%) of the percentage rentals payable under said Section 7.(b) of said lease, until the cumulative total thus saved has reached the total of monies spent on structural costs of the 1,770 square foot Building Addition and the 2,400 square foot Annexed Space, up to a maximum of seventy thousand and 00/100 dollars ($70,000.00), at which point in time, percentage rent payments are to be resumed at 100% of the amounts payable in accordance with said
      Section 7.(b) of said lease. For illustration, if, say, over seven years, total percentage rents due and payable were as shown in Column (B) below, then percentage rents paid by Tenant to Landlord would be as shown in Column (C). The amounts saved annually and cumulatively would be as shown in Columns (D) and (E) respectively. Note that once the cumulative savings total $70,000, the special 50% rate of this Provision 3.C. would expire, and 100% of the percentage rents payable would be paid to Landlord, as shown for year 7, and Tenant would resume payment of percentage rents as stipulated in Section 7.(b) of said lease.

      For clarification, the fifty percent (50%) rate of reduction mentioned in all parts of this Section 3. shall apply only to the actual amount of percentage rental first computed as due and payable, using the rate of percentage rent and the percentage rent breakpoints stipulated in Section 7.(b) of said Lease, as though there were no temporary modification.

            (B)               (C)            (D)          (E)
 (A)     Payable Per      To Be Paid By    Saved BY    Cumulative
Year    Section 7. (b)       Ukrop's        Ukrop's      Savings
----    --------------    -------------    --------    ----------
 1           6,000            3,000          3,000        3,000
 2          10,000            5,000          5,000        8,000
 3          18,000            9,000          9,000        7,000
 4          24,000           12,000         12,000       29,000
 5          36,000           18,000         18,000       47,000
 6          46,000           23,000         23,000       70,000
 7          60,000           60,000              0          ---

      4. Building Addition

            A. Within four (4) months of the Effective Date of this LEASE MODIFICATION AGREEMENT, Tenant agrees to construct and complete a building addition, consisting of approximately one thousand, seven hundred seventy (1,770) square feet, made to the leased premises, within the area shown on "Exhibit C", attached hereto, which area shall be designated in green as "Ukrop's Building Addition". Said building addition shall be built by Ukrop's in accordance with plans and specifications which are to be prepared by a licensed architect, delivered to Landlord, and approved by Landlord in writing, initialed by both parties and attached to this Lease Modification Agreement, prior to commencement of construction, said approval not to be unreasonably withheld, and in accordance with all applicable zoning and building codes, etc. The costs (exclusive of store fixtures, decorations, and other personal property) shall be certified to Landlord upon completion. Two (2) complete sets of "as built" drawings and specifications shall be delivered to Landlord within two (2) months of completion of the Ukrop's Building Addition. Tenant shall obtain Landlord's prior written consent to any changes, other than those of a trivial or incidental nature, to said plans and specifications.

            B. All construction, remodeling, and all site work, including, but not only, utility lines, drainage, loading docks, dumpster pads, and the design of aspects of the plans which might affect existing site plan and function of the shopping center, shall be co-ordinated with Landlord's architects and engineers and performed in accordance with the design recommendations of Landlord's architects and engineers. Tenant shall pay the costs of such reasonable fees as Landlord might incur in reviewing, coordinating, and revising any plans and specifications, as well as all costs of and associated with the construction of the addition, the incorporation of the annexed space, and placing such additional spaces in service. Tenant shall also indemnify and hold Landlord, Landlord's agents, representatives, and employees, harmless from all such costs for which Tenant is responsible under this paragraph. Tenant shall obtain Landlord's prior written consent to any changes, other than those of a trivial or incidental nature, to said plans and specifications.

            C. All roof and structural maintenance, repairs, and replacements necessary in regards to the building addition, as well as all other maintenance, repairs and replacements to the interior and exterior of the building addition shall be performed by Tenant at Tenant's sole cost and expense, in a good and workmanlike manner in accordance with the quality standards maintained by Landlord throughout the shopping center, and with all applicable building codes and ordinances.

      5. Annexed Space

            A. Upon the Effective Date of this THIRD LEASE MODIFICATION AGREEMENT, Tenant shall lease the space immediately to the east of the demised premises, which space consists of two thousand four hundred (2,400) square feet, (formerly Oxbridge Card and Gift), and is designated in blue as the Annexed Space, on "Exhibit C" attached hereto and made a part hereof, and which space shall be leased on an as "as is" basis.

            B. All plans and specifications for the renovation, remodeling and alteration of the annexed space, including but not only those that might affect the structure and/or exterior appearance of existing buildings, roof installations, tie-ins, and/or penetrations, whether on the existing or new buildings, shall be prepared by a licensed architect, delivered to and approved by Landlord in writing and initialed by both parties in advance of construction, and attached to this LEASE MODIFICATION AGREEMENT.

            C. The provisions in Paragraph 4.B. above shall also apply to all work to be done in regards to the annexed space.

      6. General Provisions

            A. Landlord will continue to maintain the roof and structure of the original demised premises of said lease, as well as of the 2,400 square foot Annexed Space, as provided in Section 26. of said lease, exclusive of those things Tenant is obligated to do pursuant to said lease, including but not limited to Sections 26. and 27., provided the necessity for such repairs does not arise from the acts, or failure to properly act, of Tenant, its agents, employees, or contractors, or from overloading, or altering the buildings or systems therein, or from failure to properly protect the existing structures when operating or accessing or altering the existing buildings or any parts thereof, for any purpose. Tenant acknowledges that neither the original demised premises nor the Annexed Space are presently in need of roof or other structural repairs or replacements by Landlord. It shall be the responsibility of Tenant to maintain, repair, and replace as necessary any portions of the roof or structure about which premature wear and tear might have been caused by Tenant's work, access, installations or alterations throughout the newly adjusted GLA as re-defined below. No work will be undertaken without the prior written consent of Landlord. Landlord may require any such work necessitated by Tenant, to be done at Tenant's cost by contractors approved by Landlord.

      7. That except as herein modified, all of the terms and conditions of said lease shall remain in full force and effect, and, except as otherwise stipulated herein, all clauses and sections of said lease shall apply to the new GLA of the demised premises consisting of approximately 36,912 square feet.

      8. That each and all of the covenants, terms, agreements, and obligations of this LEASE MODIFICATION AGREEMENT shall extend to and bind and inure to the benefit of the heirs, personal representatives, successors and/or assigns of the Landlord and to the successors and/or assigns of the Tenant; that herein the singular number includes the plural and the masculine gender includes the feminine and the neuter.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                                  Landlord:  OXBRIDGE SQUARE LIMITED PARTNERSHIP

                                  BY: /s/ James N. Plotkin, General Partner
                                      -------------------------------------

                                  Tenant:  UKROP'S SUPER MARKETS, INC.

                                  BY: /s/ James E. Ukrop
                                      -------------------------------------

Date: _____________________

 unit                tenant                 area
-----      ---------------------------     -------
  1        Golden Razor                      1,014
  2        Chesterfield Optical              1,014
  3        Hong's Shoe Repair                  675
  4        Manchester Cleaners                 675
  5        Balon & Elias                       675
  6        Family Dentristry                   675
  7        H & R Block                         675
  8        Watch, Fen & Pencil                 675
  9                                            760
  10       Subway Sandwich Shop              1,200
  11       ABC Store                         3,034
  12       Drug Fair                        16,120
  14       Small World Pet Shoppe            2,080
  15       Avco Financial Service            1,500
  16       Brandle's Boutique                1,300
  17       Milby's Just Kids                 1,625
  18       Community Room                    1,200
  19       Pine Design                       1,137
  20       Rosebud Florist                   1,100
  21       Junior Shoe World                 1,400
  22                                         1,500
  23       Classic Touches                   1,500
  24                                         2,000
  25       Merribee Needlarts & Crafts       2,000
  26       Lady L Bridal & Formal            2,625
  27       Inter China Restaurant            2,625
  28       Imp Pedlar                        2,000
  29                                         2,000
  30       Rowlett's                         2,400
  31       Oxbridge Card & Gift              2,400
  32       Ukrops Supermarket               31,348
  33       Duron Paint                       2,000
  34       Veterinary Clinic                 1,600
  35       Mad Hatter Hairstyling            1,600
  36       Video Square                      2,000
  37       Tom Brown Hardware               15,000
GROSS LEASABLE AREA                        111,932
PARKING FOR SHOPPING CENTER                    577

           1 SPACE / 194 SF LEASABLE AREA

                 [OXBRIDGE SQUARE SHOPPING CENTER LEASING PLAN]

Oxbridge Square Shopping Center     Leasing Plan
Chesterfield County, Virginia

[DUMBARTON PROPERTIES LOGO]

7113 Staples Mill Road - P.O. Box 29881 - Richmond, Virginia 23229 - (804) 266-4969